As filed with the Securities and Exchange Commission on March 29, 2024

Registration No. 333-_____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Reading International, Inc.
(Exact name of registrant as specified in its charter)
Nevada	95-3885184
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

189 Second Avenue, Suite 2S New York, New York	10003
(Address of Principal Executive Offices)	(Zip Code)

Reading International, Inc. 2020 Stock Incentive Plan
(Full title of the plan)

S. Craig Tompkins General Counsel Reading International, Inc. 189 Second Avenue, Suite 2S New York, New York 10003
(Name and address of agent for service)

(213) 235-2240
(Telephone number, including area code, of agent for service)

Copies to:
Michael J. Bonner Greenberg Traurig, LLP 10845 Griffith Peak Drive, Suite 600 Las Vegas, Nevada 89135 (702) 792-3773

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☑	Accelerated filer ☐ Smaller reporting company ☑ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SECURITIES

PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8

EXPLANATORY NOTE

This registration statement (this “Registration Statement”) is being filed to register an additional 971,807 shares of the registrant’s Class A Nonvoting Common Stock, $0.01 par value (“Class A Stock”) of Reading International, Inc. (the “Registrant”) which may be offered or sold from time to time pursuant to the Reading International, Inc. 2020 Stock Incentive Plan (as amended, the “Plan”).

Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-254929) filed for the Plan with the Securities and Exchange Commission (the “Commission”) on March 31, 2021 are incorporated by reference herein, except as supplemented by the information below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Document by Reference.

The following documents have previously been filed by the Registrant with the Commission and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 29, 2024.

(b)

The description of the Registrant’s Common Stock set forth under the caption “Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934” filed as Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 29, 2024, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Class A Stock offered under this Registration Statement have been sold or that deregisters all of such shares of Class A Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such report or other document. Any statement contained herein or in any report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement contained herein or therein, or in any report or other document forming any part of the Section 10(a) prospectus to be delivered to participants in connection herewith, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Nevada law permits a Nevada corporation, such as the Corporation, to indemnify its directors and officers in certain circumstances. Specifically, Section 78.7502 of the Nevada Revised Statutes provides as follows:

(1)A corporation may indemnify pursuant to this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

(2)A corporation may indemnify pursuant to this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification pursuant to this section may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3)Any discretionary indemnification pursuant to this section, unless ordered by a court or advanced pursuant to subsection 2 of Nevada Revised Statutes 78.751, may be made by the corporation only as authorized in each specific case upon a determination that the indemnification of a director, officer, employee or agent of a corporation is proper under the circumstances. The determination must be made by: (a)  the stockholders; (b)  the board of directors, by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or (c) Independent legal counsel, in a written opinion, if: (1) A majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders; or (2) A quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.”

These provisions are not exclusive and permit the indemnification of such persons as may also be provided in a corporation’s articles of incorporation, bylaws, agreement, vote of the stockholders or disinterested directors or otherwise. Article VII of the Company’s bylaws provides for the indemnification of the Company’s officers, directors, employees and agents to the extent and under the circumstances permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes

Item 8. Exhibits

Exhibit No.	Description

5.1*	Opinion of Greenberg Traurig, LLP.
10.1	Reading International, Inc. 2020 Stock Incentive Plan (incorporated by reference to Appendix A of registrant’s Proxy Statement filed on November 6, 2020).
10.2	First Amendment to the 2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the registrant’s Form 8-K filed on December 13, 2023).
23.1*	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1 to this Registration Statement).
23.2*	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.
24.1*	Power of Attorney (included in signature page hereto).
107*	Filing Fee Table

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Culver City, State of California, on March 29, 2024.

Reading International, Inc.

By:	/s/ Gilbert Avanes
Name: Gilbert Avanes
Title: Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gilbert Avanes and Ellen M. Cotter, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Ellen M. Cotter	President, Chief Executive Officer and Vice Chair of Board and Director (Principal Executive Officer)	March 29, 2024
Ellen M. Cotter
/s/ Gilbert Avanes	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	March 29, 2024
Gilbert Avanes
/s/ Steve Lucas	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	March 29, 2024
Steve Lucas
/s/ Margaret Cotter	Executive Vice President Real Estate and Chair of the Board and Director	March 29, 2024
Margaret Cotter
/s/ Guy W. Adams	Director	March 29, 2024
Guy W. Adams
/s/ Douglas J. McEachern	Director	March 29, 2024
Douglas J. McEachern
/s/ Dr. Judy Codding	Director	March 29, 2024
Dr. Judy Codding